EXHIBIT 23

INDEPENDENT AUDITOR’S CONSENT

     We consent to the incorporation by reference in the Registration Statements of Dean Foods Company on Form S-4 (No. 333-29741) and on Form S-8 (Nos. 333-68319, 333-80641, 333-11185, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-64936, 333-75820 and 333-103252) of our reports dated March 11, 2004, (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in 2002 in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142) appearing in the Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 12, 2004